Exhibit 4.2

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE HEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR ANY SHARES ISSUABLE HEREUNDER UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY (AS DEFINED BELOW) OR ITS TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED.

Naked Brand Group Limited

WARRANT TO PURCHASE ORDINARY SHARES

1. Issuance. For good and valuable consideration as set forth in the Purchase Agreement (as defined below), including without limitation the Purchase Price (as defined in the Purchase Agreement), the receipt and sufficiency of which are hereby acknowledged by Naked Brand Group Limited, an Australia corporation (“Company”); St. George Investments LLC, a Utah limited liability company, its successors and/or registered assigns (“Investor”), is hereby granted the right to purchase at any time on or after the Issue Date (as defined below) until the date which is the last calendar day of the month in which the second anniversary of the Purchase Price Date (as defined in the Note (as defined in Attachment 1)) occurs (the “Expiration Date”), a number of fully paid and non-assessable ordinary shares, no par value per share (the “Ordinary Shares”), equal to the number of Conversion Shares (as defined in the Note) issued to Investor under the Note (as defined in the Note) as such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant to Purchase Ordinary Shares (this “Warrant”).

This Warrant is being issued pursuant to the terms of that certain Securities Purchase Agreement dated December 19, 2019, to which Company and Investor are parties (as the same may be amended from time to time, the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference. Moreover, to the extent any defined terms herein are defined in any other Transaction Document (as so noted herein), such defined term shall remain applicable in this Warrant even if the other Transaction Document has been released, satisfied, or is otherwise cancelled. This Warrant was issued to Investor on December 19, 2019 (the “Issue Date”).

2. Exercise of Warrant.

2.1. General.

(a) This Warrant is exercisable in whole or in part at any time and from time to time commencing on the Purchase Price Date and ending on the Expiration Date. Such exercise shall be effectuated by submitting to Company (either by delivery to Company or by email or facsimile transmission) a completed and signed Notice of Exercise substantially in the form attached to this Warrant as Exhibit A (the “Notice of Exercise”). The date a Notice of Exercise is either faxed, emailed or delivered to Company shall be the “Exercise Date,” provided that, if such exercise represents the full exercise of the outstanding balance of this Warrant, Investor shall tender this Warrant to Company within five (5) Trading Days thereafter, but only if the Warrant Shares to be delivered pursuant to the Notice of Exercise have been delivered to Investor as of such date. The Notice of Exercise shall be executed by Investor and shall indicate (i) the number of Warrant Shares to be issued pursuant to such exercise, and (ii) if applicable (as provided below), whether the exercise is a cashless exercise.

2.2. Exercise Price.

(a) Notwithstanding any other provision contained herein or in any other Transaction Document to the contrary, if at any time after the six month anniversary of the Issue Date and prior to the Expiration Date there is no current and effective registration statement available for the resale by Investor of the Warrant Shares, Investor may elect a “cashless” exercise of this Warrant for any Warrant Shares, in which event the Company shall issue to Investor a number of Warrant Shares computed using the following formula:

X = Y (A-B)
A

Where	X =	the number of Warrant Shares to be issued to Investor.

	Y =	the number of Warrant Shares that the Investor elects to purchase under this Warrant (at the date of such calculation).

	A =	the Closing Trade Price (on the date two Trading Days prior to the Exercise Date).

	B =	Exercise Price (as adjusted to the date of such calculation).

(b) If the Notice of Exercise form elects a “cash” exercise, the Exercise Price per Ordinary Shares for the Warrant Shares shall be payable, at the election of Investor, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by Company at the request of Investor.

(c) Upon the appropriate payment to Company, if any, of the Exercise Price for the Warrant Shares, Company shall promptly, but in no case later than the date that is three (3) Trading Days following the date the Exercise Price is paid to Company (or with respect to a “cashless exercise,” the date that is five (5) Trading Days following the Exercise Date) (the “Delivery Date”), deliver or cause Company’s Transfer Agent to deliver the applicable Warrant Shares electronically via the DWAC system to the account designated by Investor on the Notice of Exercise. If for any reason Company is not able to so deliver the Warrant Shares via the DWAC system, notwithstanding its best efforts to do so, such shall constitute a breach of this Warrant, and Company shall instead, on or before the applicable date set forth above in this subsection, issue and deliver to Investor or its broker (as designated in the Notice of Exercise), via reputable overnight courier, a certificate, registered in the name of Investor or its designee, representing the applicable number of Warrant Shares; provided that, for the avoidance of doubt, it shall not constitute a breach to deliver Warrant Shares in accordance with Section 2.2(d). For the avoidance of doubt, Company has not met its obligation to deliver Warrant Shares within the required timeframe set forth above unless Investor or its broker, as applicable, has actually received the Warrant Shares (whether electronically or in certificated form) no later than the close of business on the latest possible delivery date pursuant to the terms set forth above.

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(d) Notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Company or its Transfer Agent refuses to deliver any Warrant Shares to Investor on grounds that such issuance is in violation of Rule 144 under the 1933 Act (as defined below) (“Rule 144”), Company shall deliver or cause its Transfer Agent to deliver the applicable Warrant Shares to Investor in certificated form with a restricted securities legend, but otherwise in accordance with the provisions of Section 2.2(c). In conjunction therewith, Company will also deliver to Investor a written opinion from its counsel or its Transfer Agent’s counsel opining as to why the issuance of the applicable Warrant Shares via DWAC or otherwise without a restricted securities legend violates Rule 144. Investor acknowledges that the Warrant Shares shall bear a legend so long as the applicable holding period under Rule 144 has not been met or any other conditions of Rule 144, including the requirement for current public information to be available, would apply to sale of the Warrant Shares.

(e) If Warrant Shares are delivered later than as required under subsection (d) immediately above, Company agrees to pay, in addition to all other remedies available to Investor in the Transaction Documents, a late charge equal to the greater of (i) $500.00 and (ii) 1% of the product of the number of shares of Ordinary Shares not issued to Investor on a timely basis and to which Investor is entitled multiplied by the Closing Trade Price of the Ordinary Shares on the Trading Day immediately preceding the last possible date which Company could have issued such Ordinary Shares to Investor without violating this Warrant, rounded to the nearest multiple of $100.00 (such resulting amount, the “Warrant Share Value”) (but in any event the cumulative amount of such late fees for each exercise shall not exceed 50% of the Warrant Share Value), per Trading Day until such Warrant Shares are delivered (the “Late Fees”). Company acknowledges and agrees that the failure to timely deliver Warrant Shares hereunder is a material breach of this Warrant and that the Late Fees are properly charged as liquidated damages to compensate Investor for such breach. Company shall pay any Late Fees incurred under this subsection in immediately available funds upon demand; provided, however, that, so long as the Note is outstanding, at the option of Investor, such amount owed may be added to the principal amount of the Note. Furthermore, in the event that Company fails for any reason to effect delivery of the Warrant Shares as required under subsection (d) immediately above, Investor may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to Company, whereupon Company and Investor shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the Late Fees described above shall be payable through the date notice of revocation or rescission is given to Company.

(f) Investor shall be deemed to be the holder of the Warrant Shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

2.3. Ownership Limitation. Notwithstanding anything to the contrary contained in this Warrant or the other Transaction Documents, Investor shall not effect any exercise of this Warrant to the extent that giving effect to such exercise would cause Investor (together with its affiliates) to own a number of shares exceeding 4.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). Notwithstanding the foregoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such change to “9.99%” shall be permanent. By written notice to Company, Investor may increase or decrease the Maximum Percentage, up to a maximum of 9.99%, but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

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3. Exchange Option. Within in thirty (30) days of the Purchase Price Date, Investor may return this Warrant to Company for cancellation in exchange for a five percent (5%) increase to the Outstanding Balance of the Note.

4. Mutilation or Loss of Warrant. Upon receipt by Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, Company will execute and deliver to Investor a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

5. Rights of Investor. Investor shall not, by virtue of this Warrant alone, be entitled to any rights of a stockholder in Company, either at law or in equity, and the rights of Investor with respect to or arising under this Warrant are limited to those expressed in this Warrant and are not enforceable against Company except to the extent set forth herein.

6. Adjustments.

6.1. Capital Adjustments. If Company shall at any time prior to the expiration of this Warrant subdivide the Ordinary Shares, by split-up or stock split, or otherwise, or combine its Ordinary Shares, or issue additional shares of its Ordinary Shares as a dividend, the number of Warrant Shares issuable upon the exercise of this Warrant shall forthwith be automatically increased proportionately in the case of a subdivision, split or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price and other applicable amounts, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6.1 shall become effective automatically at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

6.2. Reclassification, Reorganization and Consolidation; Fundamental Transaction. In case of any reclassification, capital reorganization, or change in the capital stock of Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 6.1 above), or in case a Fundamental Transaction (as defined in the Note) is consummated, then Company shall make appropriate provision so that Investor shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property receivable in connection with such reclassification, reorganization, or change, or Fundamental Transaction, by a holder of the same number of Ordinary Shares as were purchasable by Investor immediately prior to such reclassification, reorganization, or change, or Fundamental Transaction. In any such case appropriate provisions shall be made with respect to the rights and interest of Investor so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per Warrant Share payable hereunder, provided the aggregate purchase price shall remain the same.

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7. Certificate as to Adjustments. In each case of any adjustment or readjustment in the number or kind of shares issuable on the exercise of this Warrant, or in the Exercise Price, pursuant to the terms hereof, Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the number of Ordinary Shares outstanding or deemed to be outstanding, and (b) the Exercise Price and the number of Ordinary Shares or other shares of stock or other securities or property to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. Nothing in this Section 7 shall be deemed to limit any other provision contained herein.

8. Transfer to Comply with the Securities Act. This Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”). Neither this Warrant nor the Warrant Shares may be sold, transferred, pledged or hypothecated without (a) an effective registration statement under the 1933 Act relating to such security or (b) an opinion of counsel reasonably satisfactory to Company that registration is not required under the 1933 Act; provided, however, that the foregoing restrictions on transfer shall not apply to the transfer of the Warrant to an affiliate of Investor. Until such time as registration has occurred under the 1933 Act, each certificate for this Warrant and any Warrant Shares shall contain a legend, in form and substance satisfactory to counsel for Company, setting forth the restrictions on transfer contained in this Section 8; provided, however, that Company acknowledges and agrees that any such legend shall be removed from all certificates for DTC Eligible Ordinary Shares delivered hereunder, provided that the applicable holding period under Rule 144 has been met and no other conditions of Rule 144, including the requirement for current public information to be available, would apply to sale of the Warrant Shares. Subject to the foregoing, upon receipt of a duly executed assignment of this Warrant, Company shall register the transferee thereon as the new holder on the books and records of Company and such transferee shall be deemed a “registered holder” or “registered assign” for all purposes hereunder, and shall have all the rights of Investor under this Warrant. Until this Warrant is transferred on the books of Company, Company may treat Investor as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

9. Notices. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by reference.

10. Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant, together with the Purchase Agreement, contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings with respect to the subject matter hereof and thereof other than as expressly contained herein and therein.

11. Purchase Agreement; Arbitration of Disputes; Calculation Disputes. This Warrant is subject to the terms, conditions and general provisions of the Purchase Agreement, including without limitation the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement. In addition, notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

12. Governing Law; Venue. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

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13. Waiver of Jury Trial. COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS WARRANT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, COMPANY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

14. Remedies. The remedies at law of Investor under this Warrant in the event of any default or threatened default by Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and, without limiting any other remedies available to Investor in the Transaction Documents, at law or equity, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without the obligation to post a bond.

15. Liquidated Damages. Company and Investor agree that in the event Company fails to comply with any of the terms or provisions of this Warrant, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees or other charges assessed under this Warrant are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Issue Date for purposes of determining the holding period under Rule 144.

16. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures delivered via facsimile or email shall be considered original signatures for all purposes hereof.

17. Attorneys’ Fees. In the event of any arbitration, litigation or dispute arising from this Warrant, the parties agree that the party who is awarded the most money (which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by said prevailing party in connection with arbitration or litigation without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

18. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant or the validity or enforceability of this Warrant in any other jurisdiction.

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19. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Warrant.

20. Descriptive Headings. Descriptive headings of the sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by an officer thereunto duly authorized as of the Issue Date.

COMPANY:

Naked Brand Group Limited

By:	/s/ Justin Davis-Rice
Printed Name:	Justin Davis-Rice
Title:	Director

[Signature Page to Warrant]

ATTACHMENT 1

DEFINITIONS

For purposes of this Warrant, the following terms shall have the following meanings:

A1. “Bloomberg” means Bloomberg L.P. (or if that service is not then reporting the relevant information regarding the Ordinary Shares, a comparable reporting service of national reputation selected by Investor and reasonably satisfactory to Company).

A2. “Closing Trade Price” means the last closing trade price for the Ordinary Shares on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last trade price, respectively, of the Ordinary Shares prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or if the foregoing does not apply, the last closing trade price of the Ordinary Shares in the over-the-counter market on the electronic bulletin board for the Ordinary Shares as reported by Bloomberg, or, if no closing trade price is reported for the Ordinary Shares by Bloomberg, the average of the bid and ask prices of any market makers for the Ordinary Shares as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Trade Price cannot be calculated for the Ordinary Shares on a particular date on any of the foregoing bases, the Closing Trade Price of the Ordinary Shares on such date shall be the fair market value as mutually determined by Investor and Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A3. “DTC” means the Depository Trust Company or any successor thereto.

A4. “DTC Eligible” means, with respect to the Ordinary Shares, that such Ordinary Shares is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Investor’s brokerage firm for the benefit of Investor.

A5. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7. “DWAC Eligible” means that (a) Company’s Ordinary Shares is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (b) Company has been approved (without revocation) by the DTC’s underwriting department, (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program, (d) the Warrant Shares are otherwise eligible for delivery via DWAC; (e) Company has previously delivered all Warrant Shares to Investor via DWAC; and (f) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Warrant Shares via DWAC.

A8. “Exercise Price” means $0.05 per Ordinary Share, as the same may be adjusted from time to time pursuant to the terms and conditions of this Warrant.

A9. “Market Capitalization” means the product equal to (a) the average VWAP of the Ordinary Shares for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding Ordinary Shares as reported on Company’s most recently filed Form 10-Q or Form 10-K.

A10. “Note” means that certain Convertible Promissory Note issued by Company to Investor pursuant to the Purchase Agreement, as the same may be amended from time to time, and including any promissory note(s) that replace or are exchanged for such referenced promissory note.

A11. “Trading Day” means any day the New York Stock Exchange is open for trading.

A12. “Transaction Documents” means the Purchase Agreement, the Note, this Warrant, and all other documents, certificates, instruments and agreements entered into or delivered in conjunction therewith, as the same may be amended from time to time.

A13. “VWAP” means the volume-weighted average price of the Ordinary Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

[Attachment 1 to Warrant, Page 1]

EXHIBIT A

NOTICE OF EXERCISE OF WARRANT

TO:	Naked Brand Group Limited
ATTN: _______________
VIA FAX TO: ( )______________ EMAIL: ______________

The undersigned hereby irrevocably elects to exercise the right, represented by Warrant to Purchase Ordinary Shares dated as of December 19, 2019 (the “Warrant”), to purchase shares of the ordinary shares, no par value (“Ordinary Shares”), of Naked Brand Group Limited, and tenders herewith payment in accordance with Section 2 of the Warrant, as follows:

___________	CASH: $______________________________ = (Exercise Price x Warrant Shares)

___________	Payment is being made by:
_______ enclosed check
_______ wire transfer
_______ other

___________	CASHLESS EXERCISE:

Net number of Warrant Shares to be issued to Investor: ______*

* X = Y (A-B)

           A

Where	X =	the number of Warrant Shares to be issued to Investor.

	Y =	the number of Warrant Shares that the Investor elects to purchase under this Warrant (at the date of such calculation).

	A =	the Closing Price (on the date two Trading Days prior to the Exercise Date).

	B =	Exercise Price (as adjusted to the date of such calculation).

The Lender hereby certifies that the representations and warranties set forth in Section 2 of the Purchase Agreement are true and correct as of the date hereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

It is the intention of Investor to comply with the provisions of Section 2.2 of the Warrant regarding certain limits on Investor’s right to receive shares thereunder. Investor believes this exercise complies with the provisions of such Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, Investor would receive more Ordinary Shares than permitted under Section 2.2, Company shall not be obligated and shall not issue to Investor such excess shares until such time, if ever, that Investor could receive such excess shares without violating, and in full compliance with, Section 2.2 of the Warrant.

As contemplated by the Warrant, this Notice of Exercise is being sent by email or by facsimile to the fax number and officer indicated above.

Exhibit A to Warrant, Page 1

If this Notice of Exercise represents the full exercise of the outstanding balance of the Warrant, Investor will surrender (or cause to be surrendered) the Warrant to Company at the address indicated above by express courier within five (5) Trading Days after the Warrant Shares to be delivered pursuant to this Notice of Exercise have been delivered to Investor.

To the extent the Warrant Shares are not able to be delivered to Investor via the DWAC system, please deliver certificates representing the Warrant Shares to Investor via reputable overnight courier after receipt of this Notice of Exercise (by facsimile transmission or otherwise) to:

Dated:

[Name of Investor]

By:

Affirmed:

Naked Brand Group Limited

By:
Name:
Title:

Exhibit A to Warrant, Page 2